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                                                    ----------------------------
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                                                    ----------------------------
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                                                    ----------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b).
                              (AMENDMENT NO. ___)*


                             TTM TECHNOLOGIES, INC.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    87305R109
        -----------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2000
        -----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]     Rule 13d-1(b)

        [ ]     Rule 13d-1(c)

        [X]    Rule 13d-1(d)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- ------------------------                               -------------------------

CUSIP NO. 87305R109               SCHEDULE 13G         PAGE 1 OF 13 PAGES

- ------------------------                               -------------------------


- -------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Circuit Holdings, L.L.C.


- -------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                           (a) [ ]
                                                                                    (b) [ ]



- -------------------------------------------------------------------------------------------------
3       SEC USE ONLY


- -------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
- -------------------------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                     0
    NUMBER OF           -------------------------------------------------------------------------
      SHARES            6       SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                   19,000,000
       EACH             -------------------------------------------------------------------------
    REPORTING           7       SOLE DISPOSITIVE POWER
     PERSON
      WITH                           0
                        -------------------------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                19,000,000
- -------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        19,000,000
- -------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                    [ ]

- -------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        50.9%
- -------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        00
- -------------------------------------------------------------------------------------------------

- ------------------------                               -------------------------

CUSIP NO. 87305R109               SCHEDULE 13G         PAGE 2 OF 13 PAGES

- ------------------------                               -------------------------


- -------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Thayer Equity Investors III, L.P.


- -------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                           (a) [ ]
                                                                                    (b) [ ]



- -------------------------------------------------------------------------------------------------
3       SEC USE ONLY


- -------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
- -------------------------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                     0
    NUMBER OF           -------------------------------------------------------------------------
      SHARES            6       SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                   20,646,779
       EACH             -------------------------------------------------------------------------
    REPORTING           7       SOLE DISPOSITIVE POWER
     PERSON
      WITH                           0
                        -------------------------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                20,646,779
- -------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        20,646,779
- -------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                    [ ]

- -------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        55.3%
- -------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
- -------------------------------------------------------------------------------------------------

- ------------------------                               -------------------------

CUSIP NO. 87305R109               SCHEDULE 13G         PAGE 3 OF 13 PAGES

- ------------------------                               -------------------------


- -------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Thayer Equity Investors IV, L.P.


- -------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                           (a) [ ]
                                                                                    (b) [ ]



- -------------------------------------------------------------------------------------------------
3       SEC USE ONLY


- -------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
- -------------------------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                     0
    NUMBER OF           -------------------------------------------------------------------------
      SHARES            6       SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                   20,459,613
       EACH             -------------------------------------------------------------------------
    REPORTING           7       SOLE DISPOSITIVE POWER
     PERSON
      WITH                           0
                        -------------------------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                20,459,613
- -------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        20,459,613
- -------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                    [ ]

- -------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        54.8%
- -------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
- -------------------------------------------------------------------------------------------------

- ------------------------                               -------------------------

CUSIP NO. 87305R109               SCHEDULE 13G         PAGE 4 OF 13 PAGES

- ------------------------                               -------------------------


- -------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        TC Circuits, L.L.C.


- -------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                           (a) [ ]
                                                                                    (b) [ ]



- -------------------------------------------------------------------------------------------------
3       SEC USE ONLY


- -------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
- -------------------------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                     0
    NUMBER OF           -------------------------------------------------------------------------
      SHARES            6       SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                   19,053,240
       EACH             -------------------------------------------------------------------------
    REPORTING           7       SOLE DISPOSITIVE POWER
     PERSON
      WITH                           0
                        -------------------------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                19,053,240
- -------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        19,053,240
- -------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                    [ ]

- -------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        51.0%
- -------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        OO
- -------------------------------------------------------------------------------------------------

- ------------------------                               -------------------------

CUSIP NO. 87305R109               SCHEDULE 13G         PAGE 5 OF 13 PAGES

- ------------------------                               -------------------------


- --------------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Frederic V. Malek


- --------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                           (a) [ ]
                                                                                    (b) [ ]



- --------------------------------------------------------------------------------------------------------
3       SEC USE ONLY


- --------------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
- --------------------------------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                     0
    NUMBER OF           --------------------------------------------------------------------------------
      SHARES            6       SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                   22,159,632
       EACH             --------------------------------------------------------------------------------
    REPORTING           7       SOLE DISPOSITIVE POWER
     PERSON
      WITH                           0
                        --------------------------------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                22,159,632
- --------------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                22,159,632
- --------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
- --------------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        59.3%
- --------------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
- --------------------------------------------------------------------------------------------------------

- ------------------------                               -------------------------

CUSIP NO. 87305R109               SCHEDULE 13G         PAGE 6 OF 13 PAGES

- ------------------------                               -------------------------


- --------------------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Carl J. Rickertsen


- --------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                           (a) [ ]
                                                                                    (b) [ ]



- --------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY


- --------------------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
- --------------------------------------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                     0
    NUMBER OF           --------------------------------------------------------------------------------------
      SHARES            6       SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                   22,159,632
       EACH             --------------------------------------------------------------------------------------
    REPORTING           7       SOLE DISPOSITIVE POWER
     PERSON
      WITH                           0
                        --------------------------------------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                22,159,632
- --------------------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        22,159,632
- --------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
- --------------------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        59.3%
- --------------------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
- --------------------------------------------------------------------------------------------------------------

- ------------------------                               -------------------------

CUSIP NO. 87305R109               SCHEDULE 13G         PAGE 7 OF 13 PAGES

- ------------------------                               -------------------------


- --------------------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Paul G. Stern


- --------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                           (a) [ ]
                                                                                    (b) [ ]



- --------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY


- --------------------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
- --------------------------------------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                     0
    NUMBER OF           --------------------------------------------------------------------------------------
      SHARES            6       SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                   20,700,019
       EACH             --------------------------------------------------------------------------------------
    REPORTING           7       SOLE DISPOSITIVE POWER
     PERSON
      WITH                           0
                        --------------------------------------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                20,700,019
- --------------------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        20,700,019
- --------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
- --------------------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        55.4%
- --------------------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
- --------------------------------------------------------------------------------------------------------------

- ------------------------                               -------------------------

CUSIP NO. 87305R109               SCHEDULE 13G         PAGE 8 OF 13 PAGES

- ------------------------                               -------------------------


- --------------------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Jeffrey W. Goettman


- --------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                           (a) [ ]
                                                                                    (b) [ ]



- --------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY


- --------------------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
- --------------------------------------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                     0
    NUMBER OF           --------------------------------------------------------------------------------------
      SHARES            6       SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                   20,459,613
       EACH             --------------------------------------------------------------------------------------
    REPORTING           7       SOLE DISPOSITIVE POWER
     PERSON
      WITH                           0
                        --------------------------------------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                20,459,613
- --------------------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        20,459,613
- --------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
- --------------------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        54.8%
- --------------------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
- --------------------------------------------------------------------------------------------------------------

- ------------------------                               -------------------------

CUSIP NO. 87305R109               SCHEDULE 13G         PAGE 9 OF 13 PAGES

- ------------------------                               -------------------------



ITEM 1.

        (a)     Name of Issuer:  TTM Technologies, Inc.

        (b)     Address of Issuer's Principal Executive Offices:

                17550 N.E. 67th Court
                Redmond, Washington  98052

ITEM 2.

        (a)     Name of Person Filing:

                This Statement is being filed on behalf of each of the persons named in paragraphs (i) through (vii) below (collectively, the "Reporting Persons"). Except as stated otherwise, the following information is furnished with respect to each of the Reporting Persons:

                (i)     Circuit Holdings, L.L.C.
                (ii)    Thayer Equity Investors III, L.P.
                (iii)   Thayer Equity Investors IV, L.P.
                (iv)    TC Circuits, LLC
                (v)     Frederic V. Malek
                (vi)    Carl J. Rickertsen
                (vii)   Paul G. Stern
                (viii)  Jeffrey W. Goettman

Thayer Equity Investors III, L.P. ("Thayer III") is the managing member of Circuit Holdings, L.L.C. Thayer Equity Investors IV, L.P. ("Thayer IV"), and TC Circuits, L.L.C. are members of Circuit Holdings, L.L.C. TC Equity Partners, L.L.C. and TC Equity Partners IV, L.L.C. are the general partners of Thayer III and Thayer IV, respectively. TC Co-Investors, L.L.C. is the managing member of TC Circuits, LLC. TC Management Partners, L.L.C. is the managing member of TC Co-Investors, LLC. Messrs. Rickertsen, Malek and Stern are managing members of TC Equity Partners, L.L.C. and TC Management Partners, L.L.C. Messrs. Rickertsen, Malek and Goettman are managing members of TC Equity Partners IV, L.L.C.

        (b)     Address of Principal Business Office or, if none, Residence:

                The principal business office of each Reporting Person is:

                1455 Pennsylvania Avenue, N.W.
                Suite 350
                Washington, D.C.  20004

        (c)     Citizenship:

                Each of Thayer Equity Investors III, L.P. and Thayer Equity Partners IV, L.P. is a Delaware limited partnership. Circuit Holdings, L.L.C. and TC Circuits, L.L.C. are Delaware limited liability companies. Each of Messrs. Malek, Rickertsen, Stern, and Goettman is a United States citizen.

        (d) Title of Class of Securities: Common Stock, par value $0.001 per share.

        (e)     CUSIP Number: 87305R109

- ------------------------                               -------------------------

CUSIP NO. 87305R109               SCHEDULE 13G         PAGE 10 OF 13 PAGES

- ------------------------                               -------------------------


ITEM 3.

                Not applicable.


ITEM 4.

        (a) Each of Circuit Holdings, L.L.C., Thayer Equity Investors III, L.P., Thayer Equity Investors IV, L.P. and TC Circuits, L.L.C. beneficially owns 22,159,632 shares.

        (b) Each of Circuit Holdings, L.L.C., Thayer Equity Investors III, L.P., Thayer Equity Partners, IV, L.P. and TC Circuits, L.L.C. beneficially owns 50.9% of the class.

        (c)      (i)    Number of shares as to which Circuit Holdings, L.L.C.
                        has:

                        Sole power to vote or to direct the vote: 0
                        Shared power to vote or to direct the vote: 19,000,000 Sole power to dispose or to direct the disposal of: 0 Shared power to dispose or to direct the disposal of:
                        19,000,000

                (ii) Number of shares as to which Thayer Equity Investors III, L.P. has:

                        Sole power to vote or to direct the vote: 0
                        Shared power to vote or to direct the vote: 20,646,779 Sole power to dispose or to direct the disposal of: 0 Shared power to dispose or to direct the disposal of:
                        20,646,779

               (iii) Number of shares as to which Thayer Equity Investors IV, L.P. has:

                        Sole power to vote or to direct the vote:
                        Shared power to vote or to direct the vote: 20,459,613 Sole power to dispose or to direct the disposal of:
                        Shared power to dispose or to direct the disposal of:
                        20,459,613

                (iv)    Number of shares as to which TC Circuits, L.L.C. has:

                        Sole power to vote or to direct the vote: 0
                        Shared power to vote or to direct the vote: 19,053,240 Sole power to dispose or to direct the disposal of: 0 Shared power to dispose or to direct the disposal of:
                        19,053,240

                 (v)    Number of shares as to which TC Circuits, L.L.C. has:

                        Sole power to vote or to direct the vote: 0
                        Shared power to vote or to direct the vote: 19,053,240 Sole power to dispose or to direct the disposal of: 0 Shared power to dispose or to direct the disposal of: 19,053,240

                (vi) Number of shares as to which Messrs. Malek and Rickertsen have:

                        Sole power to vote or to direct the vote: 0
                        Shared power to vote or to direct the vote: 22,159,632 Sole power to dispose or to direct the disposal of: 0 Shared power to dispose or to direct the disposal of: 22,159,632

               (vii)    Number of shares as to which Mr. Stern has:

                        Sole power to vote or to direct the vote: 0
                        Shared power to vote or to direct the vote: 20,700,019 Sole power to dispose or to direct the disposal of: 0 Shared power to dispose or to direct the disposal of: 20,700,019

              (viii)    Number of shares as to which Mr. Goettman has:

                        Sole power to vote or to direct the vote: 0
                        Shared power to vote or to direct the vote: 20,459,613 Sole power to dispose or to direct the disposal of: 0 Shared power to dispose or to direct the disposal of: 20,459,613

ITEM 5.         Ownership of Five Percent or Less of a Class.

        Not applicable.

- ------------------------                               -------------------------

CUSIP NO. 87305R109               SCHEDULE 13G         PAGE 11 OF 13 PAGES

- ------------------------                               -------------------------



ITEM 6.         Ownership of More than Five Percent on Behalf of Another Person.

        Not applicable.


ITEM 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

        Not applicable.


ITEM 8.         Identification and Classification of Members of the Group.

        Not applicable.

ITEM 9.         Notice of Dissolution of Group

        Not applicable.

ITEM 10.        Certifications.

        Not applicable.

- ------------------------                               -------------------------

CUSIP NO. 87305R109               SCHEDULE 13G         PAGE 12 OF 13 PAGES

- ------------------------                               -------------------------


                                   SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                         Dated:        February 14, 2001

CIRCUIT HOLDINGS, L.L.C.,                                THAYER EQUITY INVESTORS III, L.P.,
a Delaware limited liability company                     a Delaware limited partnership

By:     Thayer Equity Partners III, L.P.,                By:     TC Equity Partners, L.L.C.,
        a Delaware limited partnership,                          Delaware limited liability company,
        its managing member                                      its General Partner

                /s/ BARRY E. JOHNSON                                    /s/ BARRY E. JOHNSON
                ---------------------------------                       -----------------------------------
                Barry E. Johnson                                        Barry E. Johnson
                Secretary, Treasurer and                                Secretary, Treasurer and
                Chief Financial Officer                                 Chief Financial Officer



THAYER EQUITY PARTNERS IV, L.P.,                         TC CIRCUITS, LLC,
a Delaware limited partnership                           a Delaware limited liability company

By:     TC Equity Partners IV, L.L.C.,                   By:     TC Co-Investors, L.L.C.
        a Delaware limited liability company,                    a Delaware limited liability company,
        its General Partner                                      its Managing Member

                /s/ BARRY E. JOHNSON
                ---------------------------------        By:     TC Management Partners, L.L.C.
                Barry E. Johnson                                 a Delaware limited liability company,
                Secretary, Treasurer and                         its Managing Member
                Chief Financial Officer                          /s/ BARRY E. JOHNSON
                                                                 ------------------------------------------
                                                                        Barry E. Johnson
                                                                        Secretary, Treasurer and
                                                                        Chief Financial Officer

FREDERIC V. MALEK                                           CARL J. RICKERTSEN
/s/ BARRY E. JOHNSON                                        /s/ BARRY E. JOHNSON
- -----------------------------------------                   --------------------------------------------
Barry E. Johnson, Attorney-in-Fact                          Barry E. Johnson, Attorney-in-Fact

PAUL G. STERN                                               JEFFREY W. GOETTMAN
/s/ BARRY E. JOHNSON                                        /s/ BARRY E. JOHNSON
- -----------------------------------------                   --------------------------------------------
Barry E. Johnson, Attorney-in-Fact                          Barry E. Johnson, Attorney-in-Fact

- ----------------------------------------------                            -------------------------------------
CUSIP No. 87305R109                                  SCHEDULE 13G         Page 13 of 13 Pages
- ----------------------------------------------                            -------------------------------------

                                 EXHIBIT LIST


     EXHIBIT NO.                                                 TITLE
     -----------                                                 -----
           A            Joint Filing Agreement dated February 14, 2001, among Circuit Holdings, L.L.C., Thayer
                        Equity Investors III, L.P., Thayer Equity Investors IV, L.P., TC Circuits, L.L.C.,
                        Frederic V. Malek, Carl J. Rickertsen, Paul G. Stern and Jeffrey W. Goettman

           B            Power of Attorney of Frederick V. Malek, Carl J. Rickertsen and Paul G. Stern

           C            Power of Attorney of Frederick V. Malek, Carl J. Rickertsen and Jeffrey W. Goettman

                                    EXHIBIT A


Each of the undersigned hereby agree to file this schedule jointly pursuant to Rule 13d-1(k)(1).

                                                            Dated:        February 14, 2001

CIRCUIT HOLDINGS, L.L.C.,                                   THAYER EQUITY INVESTORS III, L.P.,
a Delaware limited liability company                        a Delaware limited partnership

By:     Thayer Equity Partners III, L.P.,                   By:     TC Equity Partners, L.L.C.,
        a Delaware limited partnership,                             Delaware limited liability company,
        its managing member                                         its General Partner

               /s/ BARRY E. JOHNSON                                        /s/ BARRY E. JOHNSON
               --------------------------------                            -----------------------------------
               Barry E,. Johnson                                           Barry E. Johnson
               Secretary, Treasurer and                                    Secretary, Treasurer and
               Chief Financial Officer                                     Chief Financial Officer


THAYER EQUITY PARTNERS IV, L.P.,                            TC CIRCUITS, LLC,
a Delaware limited partnership                              a Delaware limited liability company

By:     TC Equity Partners IV, L.L.C.,                      By:     TC Co-Investors, L.L.C.
        a Delaware limited liability company,                       a Delaware limited liability company,
        its General Partner                                         its Managing Member

               /s/ BARRY E. JOHNSON                         By:     TC Management Partners, L.L.C.
               --------------------------------                     a Delaware limited liability company,
               Barry E. Johnson                                     its Managing Member
               Secretary, Treasurer and
               Chief Financial Officer                                     /s/ BARRY E. JOHNSON
                                                                           -----------------------------------
                                                                           Barry E. Johnson
                                                                           Secretary, Treasurer and
                                                                           Chief Financial Officer



FREDERIC V. MALEK                                           CARL J. RICKERTSEN
/s/ BARRY E. JOHNSON                                        /s/ BARRY E. JOHNSON
- -----------------------------------------                   --------------------------------------------
Barry E. Johnson, Attorney-in-Fact                          Barry E. Johnson, Attorney-in-Fact

PAUL G. STERN                                               JEFFREY W. GOETTMAN
/s/ BARRY E. JOHNSON                                        /s/ BARRY E. JOHNSON
- -----------------------------------------                   --------------------------------------------
Barry E. Johnson, Attorney-in-Fact                          Barry E. Johnson, Attorney-in-Fact

                                    EXHIBIT B

                                POWER OF ATTORNEY

               Know all by these presents, that each of the undersigned hereby constitutes and appoints Barry E. Johnson, with full power of substitution, the undersigned's true and lawful attorney-in-fact to:

               (1) execute for and on behalf of the undersigned, in the undersigned's capacity as a managing member of TC Equity Partners, L.L.C. and TC Management Partners, LLC, any periodic report or other disclosure document required under Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including with limitation, Schedules 13G and 13D (any such report or document being referred to herein as a "Section 13 Document");

               (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
Section 13 Document and timely file such Section 13 Document with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

               (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

               The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Section 13 of the Securities Exchange Act of 1934.

               This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Section 13 Document with respect to the undersigned's holdings of and transactions in securities issued by TTM Technologies, Inc., unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

               IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 14th day of February, 2001.

                                       [s] Frederick W. Malek
                                       -----------------------------------
                                       Frederick W. Malek

                                       [s] Carl J. Rickertsen
                                       -----------------------------------
                                       Carl J. Rickertsen

                                       [s] Paul G. Stern
                                       -----------------------------------
                                       Paul G. Stern


                               Pages 3 of 3 pages

                                    EXHIBIT C



                                POWER OF ATTORNEY

               Know all by these presents, that each of the undersigned hereby constitutes and appoints Barry E. Johnson, with full power of substitution, the undersigned's true and lawful attorney-in-fact to:

               (1) execute for and on behalf of the undersigned, in the undersigned's capacity as a managing member of TC Equity Partners IV, L.L.C., any periodic report or other disclosure document required under Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including with limitation, Schedules 13G and 13D (any such report or document being referred to herein as a "Section 13 Document");

               (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
Section 13 Document and timely file such Section 13 Document with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

               (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

               The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Section 13 of the Securities Exchange Act of 1934.

               This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Section 13 Document with respect to the undersigned's holdings of and transactions in securities issued by TTM Technologies, Inc., unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

               IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 14th day of February, 2001.

                                      [s] Frederick W. Malek
                                      -----------------------------------
                                      Frederick W. Malek

                                      [s] Carl J. Rickertsen
                                      -----------------------------------
                                      Carl J. Rickertsen

                                      [s] Jeffrey W. Goetmman
                                      -----------------------------------
                                      Jeffrey W. Goetmman



                                    Page 3 of 3 pages